FOR IMMEDIATE RELEASE	March 8, 2016

Contact: Susan Jordan 732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION ANNOUNCES NEW ACQUISITION LEASED TO GENERAL ELECTRIC NEAR THE PITTSBURGH INTERNATIONAL AIRPORT

Freehold, New Jersey…. March 8, 2016 ……. Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a brand new 125,860 square foot built-to-suit industrial building, located at 101 N. Campus Drive, Imperial, PA at a purchase price of $20,032,864. The property is net-leased for 10 years to General Electric Company (GE), a New York corporation. The Class A industrial building is situated on approximately 34.1 acres and is expandable by an additional 90,000 square feet.

Michael P. Landy, President and CEO, commented, “We are extremely proud to welcome GE to our high-quality tenant roster. GE has been in business since 1892 and they are one of the world’s largest companies. Our new Class A facility is of vital importance to GE as it will serve as their Global Research Center for Additive Manufacturing. This state of the art research and development facility is three miles from the Pittsburgh International Airport and is expandable by 90,000 square feet.”

Monmouth Real Estate Investment Corporation, founded in 1968 is one of the oldest public equity REITs in the U.S. The Company specializes in single-tenant, net-leased industrial properties, subject to long-term leases, primarily to investment grade tenants. Monmouth Real Estate Investment Corporation is a fully-integrated and self-managed real estate company, whose property portfolio consists of ninety-four properties located in twenty-nine states, containing a total of approximately 14.6 million rentable square feet. In addition, the Company owns a portfolio of REIT securities.

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